INVESTMENT ADVISORY AGREEMENT
                             BETWEEN
                  ALL SEASONS GLOBAL FUND, INC.
                               AND
                      QUEST ADVISORY CORP.

     Agreement dated as of October 31, to be effective as of November 1, 1996, by and between ALL SEASONS GLOBAL FUND, INC., a Maryland corporation whose name may be changed to ROYCE GLOBAL FUND, INC. (the "Fund"), and QUEST ADVISORY CORP., a New York corporation (the "Adviser").

     The Fund and the Adviser hereby agree as follows:

     1. Duties of the Adviser. The Adviser shall, during the term and subject to the provisions of this Agreement, (a) determine the composition of the portfolio of the Fund, the nature and timing of the changes therein and the manner of implementing such changes and (b) provide the Fund with such investment advisory, research and related services as the Fund may, from time to time, reasonably require for the investment of its assets. The Adviser shall perform such duties in accordance with the applicable provisions of the Fund's Articles of Incorporation, By-laws and stated investment objective, policies and restrictions and any directions it may receive from the Fund's Board of Directors.

     2.   Expenses Payable by the Fund.   Except as otherwise
provided in Paragraphs 1 and 3 hereof, the Fund shall be responsible for determining the net asset value of its shares and for all of its other operations and shall pay all administrative and other costs and expenses attributable to its operations and transactions, including, without limitation, registrar, transfer agent and custodian fees; legal, administrative and clerical services; rent for its office space and facilities; auditing; preparation, printing and distribution of its proxy statements, stockholders' reports and notices; supplies and postage; Federal and state registration fees; securities market listing fees and expenses; Federal, state, local and foreign taxes; non-affiliated directors' fees; interest on its borrowings; brokerage commissions; and the cost of issue, sale and repurchase of its shares.

     3. Expenses Payable by the Adviser. The Adviser shall furnish, without expense to the Fund, the services of those of its executive officers and full-time employees who may be duly elected executive officers or directors of the Fund, subject to their individual consent to serve and to any limitations imposed by law, and shall pay all the salaries and expenses of such persons. For purposes of this Agreement, only a president, a treasurer or a vice-president in charge of a principal business function shall be deemed to be an executive officer. The Adviser shall also pay all expenses which it may incur in performing its duties under Paragraph 1 hereof and shall reimburse the Fund for any space leased by the Fund and occupied by the Adviser.

     4.   Compensation of the Adviser.
               (a) The Fund agrees to pay to the Adviser, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a monthly fee equal to 1/12 of 1% (1% on an annualized basis) of the average net assets of the Fund for each month during the term of this Agreement. (The net assets of the Fund shall be computed by subtracting the amount of any indebtedness and other liabilities of the Fund from the value of the total assets of the Fund, and the liquidation preference of and any potential redemption premium for any preferred stock of the Fund that may hereafter be issued and outstanding shall not be treated as an indebtedness or other liability of the Fund for this purpose.) The Fund shall pay such fee to the Adviser at or promptly following the end of each such month.

               (b)  Notwithstanding the provisions of
subparagraph (a) above to the contrary, the Adviser shall reduce the monthly fees payable to it hereunder to the extent necessary so that the ratio of the expenses of the Fund (including the fees payable to the Adviser, but excluding interest, dividends on securities sold short, taxes, brokerage commissions, distribution fees, amortization of organization expenses and litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund's business) shall not exceed (i) for the period from the date on which this Agreement shall become effective and ending December 31, 1996, 2.5% of the first $30,000,000, 2% of the next $70,000,000 and 1.5% of any remaining average net assets of the Fund for such period, and
(ii) for each of the fiscal years of the Fund ending December 31, 1997 and December 31, 1998, 1.75% of the Fund's average net assets for such fiscal year.

               (c)  In the event of any termination of this
Agreement, the fee provided for in this Paragraph 4 shall be calculated on the basis of a period ending on the last day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.

     5. Excess Brokerage Commissions. The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Fund to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its over-all responsibilities with respect to the Fund and its other accounts.

     6. Limitations on the Employment of the Adviser. The services of the Adviser to the Fund shall not be deemed exclusive, and the Adviser may engage in any other business or render similar or different services to others so long as its services to the Fund hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser to engage in any other business or to devote his time and attention in part to any other business, whether of a similar or dissimilar nature. So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser to the Fund, subject to the Adviser's right to enter into sub-advisory agreements. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder, and shall not be responsible for any action of or directed by the Board of Directors of the Fund, or any committee thereof, unless such action has been caused by the Adviser's gross negligence, willful malfeasance, bad faith or reckless disregard of its obligations and duties under this Agreement.

     7. Responsibility of Dual Directors, Officers and/or Employees. If any person who is a director, officer or employee of the Adviser is or becomes a director, officer and/or employee of the Fund and acts as such in any business of the Fund pursuant to this Agreement, then such director, officer and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Fund, and not as a director, officer and/or employee of the Adviser or under the control or direction of the Adviser, although paid by the Adviser.

     8. Protection of the Adviser. The Adviser shall not be liable to the Fund for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Fund, and the Fund shall indemnify the Adviser and hold it harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlement) incurred by the Adviser in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon any action actually or allegedly taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Fund. Notwithstanding the preceding sentence of this Paragraph 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Adviser against or entitle or be deemed to entitle the Adviser to indemnification in respect of, any liability to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its duties and obligations under this Agreement.

     Determinations of whether and the extent to which the Adviser is entitled to indemnification hereunder shall be made by reasonable and fair means, including (a) a final decision on the merits by a court or other body before whom the action, suit or other proceeding was brought that the Adviser was not liable by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or (b) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Adviser was not liable by reason of such misconduct by (i) the vote of a majority of a quorum of the directors of the Fund who are neither "interested persons" of the Fund (as defined in Section 2(a)(19) of the Investment Company Act of 1940) nor parties to the action, suit or other proceeding or (ii) an independent legal counsel in a written opinion.

     9. Effectiveness, Duration and Termination of Agreement. This Agreement shall become effective on November 1, 1996, and shall remain in effect until April 30, 1998 and thereafter shall continue automatically for successive annual periods from May 1 to April 30, provided that such continuance is specifically approved at least annually by (a) the vote of the Fund's directors, including a majority of such directors who are not parties to this Agreement or "interested persons" (as such term is defined in Section 2(a)(19) of the Investment Company Act of
1940) of any such party, cast in person at a meeting called for the purpose of voting on such approval, or (b) the vote of a majority of the outstanding voting securities of the Fund and the vote of the Fund's directors, including a majority of such directors who are not parties to this Agreement or "interested persons" (as so defined) of any such party. This Agreement may be terminated at any time, without the payment of any penalty, on sixty (60) days' written notice by the vote of a majority of the outstanding voting securities of the Fund or by the vote of a majority of the Fund's directors or by the Adviser, and will automatically terminate in the event of its "assignment" (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act of 1940); provided, however, that the provisions of Paragraph 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any such termination.

     10. Name. The Fund may, so long as this Agreement remains in effect, use "Royce" as part of its name. The Adviser may, upon termination of this Agreement, require the Fund to refrain from using the name "Royce" in any form or combination in its name or in its business, and the Fund shall, as soon as practicable following its receipt of any such request from the Adviser, so refrain from using such name.

     11. Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.


                         ALL SEASONS GLOBAL FUND, INC.


                         By:  JEROME F. MICELI
                              Name:  Jerome F. Miceli
                              Title: Treasurer


                         QUEST ADVISORY CORP.


                         By:  CHARLES M. ROYCE
                              Name:  Charles M. Royce
                              Title: President